  EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

      Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          09-024

         Contact:                      Tony Tripodo

Date:              October 28, 2009                                                                        Title:                      Chief Financial Officer

Helix Reports Third Quarter 2009 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $3.9 million or $0.04 per diluted share, for the third quarter of 2009 compared with net income of $59.3 million, or $0.63 per diluted share, for the same period in 2008, and net income of $100.2 million, or $0.94 per diluted share, in the second quarter of 2009.  Net income for the nine months ended September 30, 2009 was $157.6 million, or $1.48 per diluted share, compared with $222.0 million, or $2.34 per diluted share, for the nine months ended September 30, 2008.

Third quarter 2009 results included the following items on a pre-tax basis:

·	A $17.9 million gain from the sale of 23.2 million shares of Cal Dive common stock.

·
A $10.4 million charge associated with a weather derivative contract entered into in July 2009 to mitigate against possible losses during the 2009 hurricane season. The derivative contract was purchased in lieu of traditional windstorm insurance coverage. The third quarter charge of $10.4 million was $7.1 million higher than if the cost of the weather derivative contract was charged to expense evenly over a twelve month period similar to a traditional insurance premium.

The net impact of these two items in the third quarter, after income taxes, was $0.07 per diluted share.

In addition, third quarter 2009 results excluded approximately $25 million of realized gains associated with the cash settlement of natural gas contracts that were previously recognized as unrealized gains in the first and second quarters of 2009.

Third quarter 2008 results included a pre-tax impairment charge of $6.7 million as a result of damage caused by Hurricane Ike.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “the third quarter results reflect a slowdown in the contracting services market in response to customers reining in spending in late 2008 and early 2009 due to general economic conditions and a lower commodity price environment. Specific to Helix, our third quarter results were impacted as well by the dedication of our Express vessel to internal use, and lower oil and gas production due to a variety of third party pipeline and infrastructure issues. However, we are beginning to see evidence that activity levels for contracting services are likely to rebound in 2010. In addition, a significant third quarter event for Helix was the sale of nearly all of our remaining interest in Cal Dive in September which further serves to enhance our liquidity position and move us closer to our strategic goal of positioning Helix as a deepwater focused company.”

Summary of Results (1) (2)

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Nine Months Ended
	September 30		June 30	September 30
	2009	2008	2009	2009	2008
Revenues	$216,025	$607,736	$494,639	$1,281,639	$1,579,635

Gross Profit:
Operating (3)	$5,058	$207,599	$200,312	$367,056	$535,650
	2%	34%	40%	29%	34%
Oil and Gas Impairments (4), (5)	(1,537)	(6,874)	(63,073)	(64,610)	(23,902)

Exploration Expense	(904)	(1,645)	(1,483)	(2,863)	(5,007)
Total	$2,617	$199,080	$135,756	$299,583	$506,741

Net Income Applicable to Common Shareholders	$3,895	$59,297	$100,219	$157,564	$222,032

Diluted Earnings Per Share	$0.04	$0.63	$0.94	$1.48	$2.34

Adjusted EBITDAX (6)	$38,306	$159,023	$147,909	$431,520	$519,933

(1) Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2) Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3) Included $10.4 million of expense related to a weather derivative contract and $5.1 million of hurricane-related costs in the third quarter of 2009. Second quarter of 2009 included insurance recoveries of $102.6 million offset by hurricane-related costs of $8.1 million.

(4) Second quarter 2009 oil and gas impairments included $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike. Third quarter 2008 oil and gas impairments included $6.7 million related to our deepwater Tiger field damaged by Hurricane Ike.

(5) Second quarter 2009 oil and gas impairments included $11.5 million in the reduction of the carrying values of certain oil and gas properties due to reserve revisions.
(6) Non GAAP measure.  See Reconciliation attached hereto.

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)
	Three Months Ended
	September 30,		June 30,
	2009	2008	2009
Revenues:
Contracting Services	$175,091	$276,131	$239,476
Shelf Contracting (2)	-	278,709	197,656
Production Facilities	5,888	-	5,472
Oil and Gas (3)	63,715	134,619	89,992
Intercompany Eliminations	(28,669)	(81,723)	(37,957)
Total	$216,025	$607,736	$494,639

Income (Loss) from Operations:
Contracting Services	$10,132	$57,235	$23,383
Shelf Contracting (2)	-	72,719	38,145
Production Facilities	(1,388)	(140)	(1,018)
Oil and Gas (3)	(23,599)	42,717	103,380
Gain on Oil and Gas DerivativeCommodity Contracts	4,598	2,705	4,121
Oil and Gas Impairments (4), (5)	(1,537)	(6,874)	(63,073)
Exploration Expense	(904)	(1,645)	(1,483)
Intercompany Eliminations	(1,971)	(13,494)	(1,631)
Total	$(14,669)	$153,223	$101,824
Equity in Earnings of Equity Investments	$13,385	$8,751	$6,264

(1)
Results of Helix RDS Limited, our former reservoir consulting business, were included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)
Included $10.4 million of expense related to a weather derivative contract and $5.1 million of hurricane-related costs in the third quarter of 2009. Included insurance recoveries of $97.7 million offset by hurricane-related costs of $7.4 million in the second quarter of 2009.  Third quarter 2008 results included $2.3 million of hurricane-related costs.

(4)
Second quarter 2009 oil and gas impairments included $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike.  Third quarter 2008 oil and gas impairments included $6.7 million related to our deepwater Tiger field damaged by Hurricane Ike.

(5)	Second quarter 2009 included $11.5 million in the reduction of the carrying values of certain oil and gas properties due to reserve revisions.

Contracting Services

o
Subsea Construction revenues decreased from the second quarter of 2009 as activity associated with a significant international pipelay construction contract was substantially completed in the early part of the third quarter. Further, our Express pipelay vessel experienced out of service days related to a regulatory drydock and subsequent transit to the Gulf of Mexico.  Utilization for our construction vessels (both owned and chartered) decreased in the third quarter of 2009 compared with the second quarter of 2009 (77% compared with 88%). Robotics asset utilization in the third quarter of 2009 was comparable to that of the second quarter of 2009.

o
Our well operations business experienced decreased revenues in the third quarter of 2009 compared with the second quarter of 2009 due to decreased utilization (92% compared with 98%). Further, the Q4000 was contracted at significantly lower day rates for much of the third quarter.

o	Gross profit margins for Contracting Services decreased in the third quarter of 2009 over the second quarter of 2009 due primarily to lower vessel utilization and lower day rates for the Q4000.

Shelf Contracting (Cal Dive)

o
As a result of our de-consolidation of Cal Dive’s operating results in June 2009, we accounted for our interest for most of the third quarter as an equity method investment. Our share of Cal Dive’s earnings for the third quarter totaled $7.2 million. In September, we sold a total of 23.2 million shares of Cal Dive common stock in a secondary offering, which reduced our remaining ownership interest in Cal Dive to approximately 0.5%. We account for our remaining interest in Cal Dive as an investment available for sale.

Oil and Gas

o
Oil and Gas revenues of $63.7 million for the third quarter of 2009 were lower than the second quarter of 2009 due primarily to lower oil production and lower realized oil prices.  Production in the third quarter of 2009 totaled 9.8 Bcfe compared with 12.4 Bcfe in the second quarter of 2009.  The average prices realized for our gas sales volumes, including the effect of settled natural gas hedge contracts, totaled $8.02 per thousand cubic feet of gas (Mcf) in the third quarter of 2009 compared with $7.62 per Mcf in the second quarter of 2009. For our oil sales volumes, including the effects of settled hedge contracts, we realized $68.86 per barrel in the third quarter of 2009 compared with $72.29 per barrel in the second quarter of 2009.

o
The Company’s oil and gas production rate at September 30, 2009 approximated 103 million cubic feet of natural gas equivalent per day (MMcfe/d). Production continues to be constrained due to mechanical issues in certain fields and continuing repairs to a third party pipeline related to the Noonan gas field. The third party pipeline operator has informed its customers that repairs to this key pipeline is expected to be completed by the end of November 2009.

o
In addition, to date we have entered into additional oil and gas hedge contracts for approximately 25 Bcf of natural gas and 2.5 million barrels of oil to cover a portion of our forecasted production for 2010.

Other Expenses

o
Selling, general and administrative expenses were 10.1% of revenue in the third quarter of 2009, 8.0% in the second quarter of 2009, and 8.0% in the third quarter of 2008. Although, the percentage increase was driven by lower third quarter revenues, total selling, general and administrative expenses decreased $1.7 million compared to the second quarter of 2009 (excluding Cal Dive’s expenses in the second quarter of 2009).

o
Net interest expense and other increased to $10.3 million in the third quarter of 2009 from $7.5 million in the second quarter of 2009. The increase was due to $3.1 million of net hedging losses related to our foreign currency contracts and realized foreign exchange losses compared with net gains of $8.2 million in the second quarter. Net interest expense decreased to $7.3 million in the third quarter of 2009 compared with $15.6 million in the second quarter of 2009 as a result of lower debt levels.

Financial Condition and Liquidity

o
Consolidated net debt at September 30, 2009 decreased to $950 million from $1.10 billion as of June 30, 2009. We had no borrowings under our revolver and our availability was $370 million (including $50 million of outstanding letters of credit) at September 30, 2009.  Together with cash on hand of $411 million and our revolver availability, our total liquidity was approximately $781 million at September 30, 2009. Net debt to book capitalization as of September 30, 2009 was 39%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o
On October 9, 2009, we extended the term of our revolving credit facility from July 1, 2011 to November 30, 2012. In addition, our lenders agreed to amend certain restrictive covenants related to asset sales, and furthermore,  increased the amount of capacity under the revolving credit facility to $435 million through June 2011, decreasing to $407 million from July 2011 through November 2012. The revolving credit facility’s accordion feature was also increased to allow for a potential increase in the maximum size of the facility from $450 million to $550 million. The July 1, 2013 maturity date of our senior secured term loan under the credit agreement remains unchanged. Lastly, borrowings under the amended revolving credit facility will bear interest based on current market rates.

o
We incurred capital expenditures (including capitalized interest) totaling $87 million in the third quarter of 2009, compared with $57 million in the second quarter of 2009 and $165 million in the third quarter of 2008.  For the nine months ended September 30, 2009, capital expenditures totaled $209 million and we anticipate total capital spending in 2009 of approximately $340 million to $360 million.  These amounts exclude all Cal Dive capital expenditures in the periods noted.

* * * * *

Further details are provided in the presentation for Helix’s quarterly conference call to review its thirds quarter results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, October 29, 2009, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the call via telephone may join the call by dialing 800 475 0212 (Domestic) or 1 312 470 7004 (International).  The pass code is Tripodo.  A replay will be available from the Audio Archives page on Helix’s website.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Further, we do not include earnings from our interest in Cal Dive in any periods presented in our Adjusted EBITDAX calculation.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2008 and any subsequent Quarterly Report on Form 10-Q.  We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in thousands, except per share data)			2009	2008	2009	2008
			(unaudited)		(unaudited)

Net revenues:
Contracting services			$ 152,310	$ 473,117	$ 967,751	$ 1,079,804
Oil and gas			63,715	134,619	313,888	499,831
			216,025	607,736	1,281,639	1,579,635
Cost of sales:
Contracting services			127,402	318,451	765,602	777,206
Oil and gas			86,006	90,205	216,454	295,688
			213,408	408,656	982,056	1,072,894

Gross profit			2,617	199,080	299,583	506,741
Gain on oil and gas derivative commodity contracts			4,598	2,705	83,328	2,705
Gain on sale of assets, net			-	(23)	1,773	79,893
Selling and administrative expenses			21,884	48,539	102,609	136,953
Income (loss) from operations			(14,669)	153,223	282,075	452,386
Equity in earnings of investments			13,385	8,751	27,152	25,722
Gain on subsidiary equity transaction			17,901	-	77,343	-
Net interest expense and other			10,306	28,298	39,969	76,914
Income before income taxes			6,311	133,676	346,601	401,194
Provision of income taxes			4,468	54,165	126,196	151,638
Income from continuing operations			1,843	79,511	220,405	249,556
Income (loss) from discontinued operations, net of tax			3,021	(93)	10,303	1,671
Net income, including noncontrolling interests			4,864	79,418	230,708	251,227
Net income applicable to noncontrolling interests			844	19,240	19,017	26,553
Net income applicable to Helix			4,020	60,178	211,691	224,674
Preferred stock dividends			125	881	688	2,642
Preferred stock beneficial conversion charges			-	-	53,439	-
Net income applicable to Helix common shareholders			$ 3,895	$ 59,297	$ 157,564	$ 222,032

Weighted Avg. Common Shares Outstanding:
Basic			101,282	90,725	97,831	90,598
Diluted			101,334	94,583	105,868	95,096

Basic earnings per share of common stock:
Net income from continuing operations			$0.01	$0.65	$1.49	$2.40
Net income from discontinued operations			$0.03	$0.00	$0.10	$0.02
Net income per share of common stock			$0.04	$0.65	$1.59	$2.42

Diluted earnings per share of common stock:
Net income from continuing operations			$0.01	$0.63	$1.38	$2.32
Net income from discontinued operations			$0.03	$0.00	$0.10	$0.02
Net income per share of common stock			$0.04	$0.63	$1.48	$2.34

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sept. 30, 2009	Dec. 31, 2008	(in thousands)		Sept. 30, 2009	Dec. 31, 2008
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$ 410,506	$ 223,613	Accounts payable		$ 177,117	$ 344,807
Accounts receivable	224,701	545,106	Accrued liabilities		198,876	234,451
Other current assets	130,546	191,304	Income taxes payable		108,213	-
			Current mat of L-T debt (1)		13,136	93,540
Total Current Assets	765,753	960,023	Total Current Liabilities		497,342	672,798

Net Property & Equipment:			Long-term debt (1) (2)		1,347,395	1,933,686
Contracting Services	1,401,534	1,876,795	Deferred income taxes		456,728	615,504
Oil and Gas	1,454,798	1,541,648	Decommissioning liabilities		177,924	194,665
Equity investments	191,475	196,660	Other long-term liabilities		10,148	81,637
Goodwill	78,220	366,218	Convertible preferred stock (1)		6,000	55,000
Other assets, net	79,310	125,722	Shareholders' equity (1)		1,475,553	1,513,776
Total Assets	$ 3,971,090	$ 5,067,066	Total Liabilities & Equity		$ 3,971,090	$ 5,067,066

(1)						Net debt to book capitalization - 39% at September 30, 2009. Calculated as total debt less cash and equivalents ($950,025)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,431,578).
(2)						Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix's convertible senior notes between debt and equity components. Impact on September 30, 2009 and December 31, 2008 was a reduction in debt totaling
$28.9 million and $34.8 million, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Nine Months Ended September 30, 2009

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	3Q09	3Q08	2Q09	2009	2008
	(in thousands)

Net income applicable to common shareholders	$ 3,895	$ 59,297	$ 100,219	$ 157,564	$ 222,032
Non-cash impairment	533	6,874	19,261	19,794	23,902
(Gain) loss on asset sales	(17,869)	23	(69,569)	(87,892)	(79,893)
Preferred stock dividends	125	881	250	54,127	2,642
Income tax provision (benefit)	1,415	39,325	50,072	116,281	134,253
Net interest expense and other	10,192	25,992	5,776	36,561	69,650
Depreciation and amortization	46,315	70,275	68,221	188,513	226,748
Exploration expense	904	1,645	1,483	2,863	5,007

Adjusted EBITDAX (including Cal Dive)	$ 45,510	$ 204,312	$ 175,713	$ 487,811	$ 604,341

Less: Previously reported contribution from Cal Dive	$ (7,204)	$ (45,289)	$ (27,804)	$ (56,291)	$ (84,408)

Adjusted EBITDAX	$ 38,306	$ 159,023	$ 147,909	$ 431,520	$ 519,933

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we do not include earnings from our interest in Cal Dive in any periods presented in our adjusted EBITDAX calculation.
These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended September 30, 2009

Earnings Release:

Reconciliation of unusual items:

3Q09
(in thousands)

Other charges:
Gain on sale of Cal Dive	$ 17,901
Weather derivative contract	(7,084)
Tax provision associated with above	(3,805)
Other income, net	7,012

Diluted shares	101,334
Per share	$ 0.07